Exhibit 5.1
Rogers & Hool LLP
Attorneys at Law
Suite 850
The Camelback Esplanade
2425 East Camelback Road
Phoenix, Arizona 85016
Phone: (602) 852-5550
Fax: (602) 852-5570
February 8, 2008
Command Center, Inc.
3733 West Falls Fifth Avenue
Post Falls, ID 83854
Ladies and Gentlemen:
     We have acted as counsel to Command Center, Inc., a Washington corporation (the “Company”) in connection with the Company’s filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended, in connection with the registration of 16,609,688 shares of common stock, par value $0.001 per share, of the Company (the “Shares”). The Shares consist of 10,296,885 shares of common stock that have been issued to and are held by the selling shareholders (the “Outstanding Shares”), and 6,312,803 shares of the Company’s common stock that may be issued upon exercise of warrants held by the selling shareholders (the “Warrant Shares”).
     We have examined originals or copies (certified or otherwise identified to our satisfaction of (i) the Company’s Articles of Incorporation, as amended to date; (ii) the Company’s Bylaws, as amended to date; (iii) the Registration Statement; (iv) the Securities Purchase and Registration Rights Agreement pursuant to which the selling shareholders acquired the Outstanding Shares; (v) the warrants pursuant to which the selling shareholders may acquire the Warrant Shares; (vi) certificates evidencing the Outstanding Shares; and (vii) minutes and resolutions of the Company’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.
     In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Company. As to all questions of fact material to these opinions that have not been independently established, we have relied upon a certificate or comparable document of officers and representatives of the Company.
     Based upon the foregoing, we are of the opinion that the Shares to be sold by the selling shareholders named in the Registration Statement are validly issued, fully paid and non-assessable. With respect to the Warrant Shares, assuming the due execution, authentication, issuance and delivery of such Warrant Shares upon the payment of the consideration therefor

February 8, 2008

provided in, and otherwise in accordance with the provisions of the applicable common stock purchase warrant, such Warrant Shares will, upon issuance, be validly issued, fully paid and non-assessable.
     The opinion expressed herein is limited to the corporate laws of the State of Washington, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.
Very truly yours,
/s/ Rogers & Hool LLP